Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-130685) on Form S-8 of our report dated June 24, 2013, with respect to the statements of net assets available for benefits of TrueBlue, Inc. 401(k) Plan as of December 31, 2012 and 2011, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2012, which report appears in the 2012 annual report on Form 11-K of the TrueBlue, Inc. 401(k) Plan.

/s/ Clifton Larson Allen LLP
Clifton Larson Allen LLP
Spokane, Washington June 24, 2013